Exhibit 99.11

CASH/STOCK ELECTION FORM

Bowlero Corp.

Attn: Brett I. Parker

222 West 44th Street

New York, NY 10036

Ladies and Gentlemen:

I am an owner of shares of common stock (“Bowlero Common Stock”) of Bowlero Corp., a Delaware corporation (“Bowlero”). I acknowledge that I have received the proxy statement/prospectus dated             , 2021, relating to the Business Combination Agreement (the “BCA”), dated as of July 1, 2021, by and among Isos Acquisition Corporation, a Cayman Islands exempted company (“Isos”), and Bowlero, pursuant to which, among other things, Bowlero will be merged with and into Isos (the “Merger”), with Isos surviving the Merger. Capitalized terms not defined in this cash/stock election form (the “Cash/Stock Election Form”) shall have the meanings set forth in the BCA.

I understand that in connection with the transactions contemplated by the BCA, I am being given the opportunity to elect to receive, in exchange for each of my shares of Bowlero Common Stock, if and when the Merger is completed, (i) cash or (ii) shares of Applicable Surviving Company Common Stock.

I understand that [●] (the “Exchange Agent”) must receive this completed Cash/Stock Election Form no later than 5:00 p.m. (New York time) on [●], 20211 or such other date as announced by Bowlero and Isos (the “Election Date”). If the Exchange Agent does not receive a properly completed form by the Election Date, I will be considered to have made an election to receive 100% of the merger consideration to which I am entitled pursuant to the BCA in shares of Applicable Surviving Company Common Stock. I also understand that if I validly revoke this completed Cash/Stock Election Form after I submit it by providing written notice to the Exchange Agent prior to the Election Date, I will be considered to have made an election to receive 100% of the merger consideration to which I am entitled pursuant to the BCA in shares of Applicable Surviving Company Common Stock, except to the extent I properly make a subsequent election prior to the Election Date.

I understand that if Bowlero stockholders elect to receive more cash than is available for distribution as merger consideration under the BCA, those stockholders who elected to receive cash will have the amount of cash they receive reduced on a pro rata basis and instead will receive shares of Applicable Surviving Company Common Stock, in each case, with a value equal to the amount of the cash reduction as calculated in accordance with Section 3.01 of the BCA.

I understand that Bowlero shall have sole discretion to determine if a Cash Election or Stock Election is not properly made, changed or revoked with respect to any shares of Bowlero Common Stock and that none of Bowlero, Isos or the Exchange Agent are under any duty to notify any person of any applicable defect. In the event Bowlero makes a reasonable determination that a Cash Election or a Stock Election was not properly made (including as a result of the Exchange Agent not received this Cash/Stock Election Form by the Election Deadline), the election made in this Cash/Stock Election Form shall be deemed ineffective and the shares of Bowlero Common Stock covered by this Cash/Stock Election Form will be deemed to have made an election to receive shares of Applicable Surviving Company Common Stock.

1 Note to Draft: To be the date that is 2 Business Days prior to the Closing.

Subject to the qualifications described in the prospectus/proxy statement, I elect to do the following (check only one box):

Cash Election

☐	I elect to receive cash in consideration for all of my shares of Bowlero Common Stock.

Stock Election

☐	I elect to receive Applicable Surviving Company Common Stock in consideration for all of my shares of Bowlero Common Stock.

Mixed Election

☐	I elect to have a portion of my shares of Bowlero Common Stock converted into the right to receive an amount equal to $________ in cash consideration (based on a price per share equal to the Per Share Merger Consideration Value) and (ii) the balance of my shares of Bowlero Common Stock converted into the right to receive Applicable Surviving Company Common Stock.

I/we have executed this Cash/Stock Election Form and returned the original Cash/Stock Election Form:

[●]

Attn: [●]

[●]

[●]

Dated:                     , 2021

(Signature)	(Signature - if shares are held in more than one name)

Name (Please print or type)	Name (Please print or type)

Street Address	No. of Shares of Bowlero Common Stock Owned

City and State Zip

Telephone

IF SHARES ARE HELD IN JOINT OWNERSHIP, ALL JOINT OWNERS SHOULD SIGN THIS ELECTION FORM. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, OFFICER, PARTNER OR GUARDIAN, PLEASE GIVE FULL TITLE.